Ex-23

                                    HASKELL
                                       &
                                   WHITE LLP
                          ----------------------------
                          CERTIFIED PUBLIC ACCOUNTANTS




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Mold Guard, Inc.

We consent to the use in this Amendment No. 3 to the Registration Statement of American Mold Guard, Inc. (the "Company") on Form SB-2 (File No. 333-130889) of our report dated March 10, 2006, except for Note 12, as to which the date is March 27, 2006, and the last paragraph of Note 2, as to which the date is April 7, 2006, appearing in the Prospectus, which is part of this Amendment No. 3 to the Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our report dated March 10, 2006, except for Note 12, as to which the date is March 27, 2006, and the last paragraph of Note 2, as to which the date is April 7, 2006, contains an explanatory paragraph that states the Company has incurred losses from operations since inception, has a working capital deficit and a shareholder deficiency, has violated certain debt covenants, and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                     /s/ HASKELL & WHITE LLP

                                                     HASKELL & WHITE LLP

Irvine, California
April 7, 2006